                                                                    Exhibit 4.05

                                       FORM OF
                                STOCK OPTION AGREEMENT
                                   PURSUANT TO THE
                         CCC INFORMATION SERVICES GROUP INC.
                                1997 STOCK OPTION PLAN


         THIS AGREEMENT dated as of _____________ ("COMMENCEMENT DATE") and entered into, in duplicate, by and between CCC Information Services Group, Inc., a Delaware corporation ("CCCG") and ______________ living at ____________ an employee of CCC Information Services Inc. ("the GRANTEE").

         The CCC Information Services Group Inc. 1997 Stock Option Plan (the "PLAN"), a copy of which is attached hereto, has been duly adopted by action of the CCCG Board of Directors; and

         The Compensation Committee of the Board of Directors of CCCG, acting as the Committee referred to in the Plan (the "COMMITTEE"), has authorized the granting to the Grantee of a stock option as defined in the Plan (the "OPTION") to purchase the number of shares of Common Stock of CCCG specified herein, upon the terms and subject to the conditions hereinafter set forth, and CCCG desires by this instrument to grant said Option and to specify the terms and conditions thereof; and

         The shares of the Common Stock of CCCG that are covered by the Option hereby granted under the Plan, when added to the other shares of the Common Stock of CCCG that are covered by other stock options granted under the Plan, do not exceed the total number of shares of the Common Stock of CCCG with respect to which awards are authorized to be granted under the Plan pursuant to Section 4 of the Plan.

         It is therefore agreed by and between CCCG and the Grantee as follows:

         Section 1. CCCG hereby grants to the Grantee an Option to purchase an aggregate of ___ shares of the Common Stock of CCCG, par value $.10 per share (the "SHARES"). Subject to all of the terms and conditions hereinafter set forth, such Option shall be irrevocable.

         Section 2. The price at which such Option shall be exercised to purchase the Shares covered by this Agreement (the "EXERCISE PRICE") shall be the fair market value, as of the Commencement Date of the Option, determined by
(a) reference to the closing price on the Nasdaq National Market for the Common Stock as of such Commencement Date, or (b) if no such quotation exists, as determined by the Committee in its sole discretion.

         Section 3. Subject to all of the other terms and conditions hereinafter set forth, the Option may be exercised by the Grantee after the respective dates hereinafter specified, but no later than five (5) years from the Commencement Date of this Agreement, namely:

         (a) On or after the first (1st) anniversary of the Commencement Date of this Agreement, which shall be _______, the Option may be exercised in respect of an additional twenty-five percent (25%) of the aggregate number of shares specified in Section 1.

         (b) On or after the second (2nd) anniversary of the Commencement Date of this Agreement, which shall be _______, the Option may be exercised in respect of an additional twenty-five percent (25%) of the aggregate number of shares specified in Section 1.

         (c) On or after the third (3rd) anniversary of the Commencement Date of this Agreement, which shall be _______, the Option may be exercised in respect of an additional twenty-five percent (25%) of the aggregate number of shares specified in Section 1.

         (d) On or after the fourth (4th) anniversary of the Commencement Date of this Agreement, which shall be _______, the Option may be exercised in respect of an additional twenty percent (20%) of the aggregate number of shares specified in Section 1.

         (e) If the Grantee's employment with the CCCG Companies terminates for any reason, the Option shall not be exercised with respect to any additional shares that the Grantee would have been entitled to purchase upon the occurrence of any anniversary date subsequent to the date of termination.

         SECTION 4. ON THE FIFTH (5TH) ANNIVERSARY OF THE COMMENCEMENT DATE OF THIS AGREEMENT, WHICH SHALL BE _____, ALL OPTIONS NOT PREVIOUSLY EXERCISED SHALL EXPIRE AND GRANTEE SHALL HAVE NO FURTHER RIGHT OR INTEREST IN SUCH OPTIONS GRANTED HEREUNDER. Notwithstanding a maximum of five (5) years, the Option shall expire sooner than the expiration of six (6) years as follows:

         (a) If the employment of the Grantee is terminated for any reason other than as specified in paragraphs (b), (c) or (d) hereof, then the Option will expire on the thirtieth (30th) day after the date of such termination.

         (b) Subject to paragraphs (c) and (d) hereof, if the Grantee retires from the CCCG Companies at an age at which such Grantee would be eligible to receive the benefits under the Federal Social Security Act or retires with the consent of the Board of

Directors of CCCG, the Option will expire three (3) months after the date of termination.

         (c) Subject to paragraph (d) hereof, if the Grantee becomes Disabled while serving as an Employee, the Option will expire twelve (12) months after the date of termination of the Employee's employment as the result of having become Disabled.

         (d) If the Grantee dies while serving as an Employee, or if the Grantee dies within twelve (12) months after termination of service in accordance with paragraph (c) hereof, or if the Grantee shall die within three
(3) months after termination of service in accordance with paragraph (b) hereof, the Option will expire twelve (12) months after the date of death.

         Section 5. The Option or a portion thereof shall be exercised by delivering or mailing at the time of exercise to the Committee:

         (a) a notice in writing specifying the number of whole Shares to be purchased, and

         (b) payment in full of the Exercise Price, and associated withholding tax, for the Shares so purchased by (i) a money order, cashiers check, certified check or personal check payable to CCCG, (ii) shares of Common Stock owned by the Grantee duly endorsed for transfer, of (iii) such other form of payment as shall be determined by the Committee to be acceptable. Any shares delivered to CCCG as payment for Shares upon exercise of the Option shall be valued at their fair market value as of the date of exercise of the Option as determined by (a) reference to closing price quoted on the Nasdaq National Market for the Common Stock or (b) if no such quotation exists, as determined by the Committee in its sole discretion.

         Section 6. Each exercise of the Option or portion thereof shall be subject to the condition that if at any time CCCG shall determine, in its discretion, that it is necessary or desirable as a condition of, or in connection with, such exercise (or the delivery of Shares thereunder) (i) to satisfy withholding tax or other withholding liabilities, (ii) to effect the listing, registration or qualification on any securities exchange or under any state or federal law of any Shares deliverable in connection with such exercise, or (iii) to obtain the consent or approval of any regulatory body, then in any such event such exercise shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to CCCG. Any such limitation affecting the right to exercise an Option shall not extend the time within which the Option may be exercised, unless the Committee in its sole discretion determines otherwise; and neither CCCG nor the directors or officers of CCCG nor the

Committee shall have any obligation or liability to the Grantee or to any executor, administrator, guardian or other legal representative of the Grantee with respect to any Shares with respect to which the Option shall lapse or with respect to which the purchase of Shares shall not be effected, because of such limitation.

         Section 7. The Grantee shall be solely responsible for any federal, state or local income taxes imposed in connection with the exercise of the Option or the delivery of Shares incident thereto. Prior to the transfer of Shares to the Grantee in connection with the exercise of the Option, or a portion thereof, the Grantee shall remit to CCCG an amount sufficient to satisfy any federal, state or local withholding tax requirements.

         Section 8. The Option shall be exercised only by the Grantee or, in the case of the Grantee's death or incapacity, by the Grantee's executors, administrators, guardians or other legal representatives and shall be transferable only by will or the by laws of descent and distribution.

         Section 9. Upon receipt of the notice of exercise and payment of the Exercise Price, CCCG shall, subject to the provisions of Sections 6 and 7 of this Agreement, promptly issue to the Grantee a certificate or certificates for the Shares purchased, without charge to him for issue or transfer tax. Until the issuance of such certificates, no right to direct the vote or receive dividends or other distributions nor any other rights as a stockholder of CCCG shall exist with respect to Shares receivable, notwithstanding the exercise of the Option. Except as provided in Section 10 of this Agreement, no adjustment shall be made for distribution or other rights for which the record date is prior to the date a Common Stock certificate is issued.

         Section 10.

                   (a) In the event that the shares of Common Stock of CCCG shall be changed into or exchanged for a different number or kind of shares of stock or other securities of CCCG or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares, or otherwise), or if the number of shares of Common Stock of CCCG shall be increased through a stock split or the payment of a stock dividend, then there shall be substituted for or added to each share of Common Stock of CCCG theretofore appropriated or thereafter subject or which may become subject to an Option under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock of CCCG shall so be changed, or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be. Outstanding Options shall also be amended as to price and other terms if necessary to reflect the foregoing events. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock of CCCG or any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in any Option theretofore granted or which may be granted under the Plan, such adjustment shall be made in accordance with such determination.

                   (b) No right to purchase fractional shares shall result from any adjustment in Options pursuant to this Section 10. In case of any such adjustment, the shares subject to the option shall be rounded down to the nearest whole share. Notice of any adjustment shall be given by CCCG to each Grantee which shall have been so adjusted and such adjustment (whether or not notice is given) shall be effective and binding for all purposes of the Plan.

                   (c) In the event CCCG is a party to a merger or other reorganization, outstanding options shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding options by the surviving corporation or its parent, for their continuation by CCCG (if CCCG is a surviving corporation), for accelerated vesting and accelerated expiration, or for settlement in cash.

         Section 11. Nothing contained in this Agreement shall be deemed by implication or otherwise to confer upon the Grantee any right of continual employment by any of the CCCG Companies.

         Section 12. Any notice to be given hereunder by the Grantee shall be hand delivered or sent by mail, return receipt requested, addressed to CCC Information Services Group Inc., 444 Merchandise Mart, Chicago, Illinois 60654-1005, to the attention of the Corporate Secretary. Any notice by CCCG to the Grantee shall be sent by mail addressed to the Grantee at the address of the Grantee shown on page 1 hereof. Either party may, by notice given to the other in accordance with this Section 12, change the address to which subsequent notices shall be sent.

         Section 13. It is expressly understood and agreed that the Grantee assumes all risks incident to any change hereafter in the applicable laws or regulations or incident to any change in the market value of the Shares after the exercise in whole or in part of the Option.

         Section 14. The Option is not, is not intended to be, and shall not be treated as, an "incentive stock option" as defined in Section 422 of the Internal Revenue Code of 1986.

         Section 15. This Agreement is entered into pursuant to the Plan (a copy of which is delivered to the Grantee concurrently with this grant). This Agreement is subject to all of the terms and provisions of the Plan, which are incorporated into this Agreement by reference. In the event of a conflict between this Agreement and the Plan, the provisions of the Plan shall govern. Unless otherwise defined herein, all capitalized terms contained herein shall have the same meaning as set froth in the Plan.

         Section 16. This Agreement shall be governed by, and shall be construed, enforced and administered with, the laws of the State of Delaware, except to the extent that such laws may be superseded by any Federal law. This Agreement may not be modified orally.

         Section 17. This Agreement shall remain in full force and effect and shall be binding against the parties hereto for so long as the Option remains outstanding and any Shares issued to the Grantee under this Agreement continue to be held by the Grantee.

         IN WITNESS WHEREOF, CCCG has caused this Agreement to be executed in its corporate name, and the Grantee has executed the same in evidence of the Grantee's acceptance hereof, upon the terms and conditions herein set forth, as of the day and year first above written.

                                  CCC Information Services Group Inc.



                                  By:
                                     -----------------------------
                                       Gerald P. Kenney, Secretary



                                  --------------------------------
                                  Grantee

                                  --------------------------------
                                  Printed Name